Exhibit 99.1

Leatt Corp Reports Financial Results for the 2013 Second Quarter

CAPE TOWN, South Africa, August 15, 2013 – Leatt Corporation (OTCQB: LEAT) today announced financial results for the second quarter and six months ended June 30, 2013. Leatt is a global developer, marketer and distributor of personal protective equipment for all forms of sports, especially extreme motor sports; products include the flagship Leatt-Brace®, a widely recognized neck brace system designed to help prevent potentially devastating injuries to the cervical spine (neck) for helmeted sports. All financial numbers are in US dollars.

CEO Sean Macdonald commented, “For many years, the company’s chief product has been our popular and globally-known Leatt-Brace neck brace system. Our transition to a more diverse consumer sporting goods company is well underway, as we continue to develop multiple product lines for a wide range of sports, including motor sports and mountain biking, while also attracting more athletes in different fields. The procession of new products has already started, with announcements of two new junior products for children over the last two months. We expect to introduce multiple additional products in time for Black Friday and Cyber Monday, and believe, based on the recent strong acceptance of our body armor, that we will begin to show measurable market share over the holidays.”

“Revenues were down year to year, due in part to a colder than usual spring season that kept inventory on dealer shelves. This was especially true in the United States with Brace revenues. In Europe, Brace sales were down due to abnormally cold weather and late snows. This led to a lower level of orders from our European distributors who usually account for approximately 30% of worldwide revenues.

“In addition, we decided to change our bicycle distribution partner in the United States due to ongoing performance issues. We believe this step will improve conditions going forward. We also anticipate signing new dealers and distributors in additional sports, and have now begun talks with professional sports leagues in the US where body contact creates a need for additional safety gear.

Mr. Macdonald added, “As we continue to diversify, our sales mix also continues to change. Our body armor revenue increased by 100% in the six months ended June 30, 2013, when compared to the same period last year. We believe that this increase in sales volume is attributable to the continued worldwide market acceptance of the Company’s expanded body armor product range.

Second Quarter 2013 Financial Performance

For the six months ended June 30, 2013, revenues were $6.86 million, with a net loss of $1.39 million, or $0.27 loss per share, as compared to $7.79 million, with a net profit of $0.2 million, or $0.04 profit per share, for the first six months of 2012.

For the three months ended June 30, 2013, revenues were $3.62 million, with a net loss of $0.64 million or $0.12 loss per share, as compared to $4.47 million, with a net profit of $0.37 million or $0.07 profit per share, for the second quarter of 2012.

The decrease in gross profit margin was primarily due to the inclusion of more body armor products and fewer braces in the Company’s sales mix during the 2013 period, compared to the 2012 period. Body armor products continue to generate a lower gross margin than braces, and they represent 42% of total Company sales for the six months ended June 30, 2013, as compared to 19% in the 2012 comparable period.

Mr. Macdonald commented, “We continue to evaluate all possible measures in order to decrease the costs of the Company’s revenues. We are working hard to strengthen our financial position as we continue our transition, and we still have no long-term debt.”

Business Outlook

Mr. Macdonald said, “The United States economy appears to be improving, with housing and securities appreciating, unemployment dropping, and new-job creation on the rise. The same is beginning to be true in some countries in Europe, even though Europe as a whole remains cautious. We have identified new markets where we believe there is future growth potential for sales of our flagship Brace and continue to develop the Brace to increase demand in our core markets and geographical areas.

“We are an innovative company, focused on the development of new designs and new products as well as operational execution. Our transition to a more diverse, more sports-oriented company was driven by the global recognition of the quality of our flagship Leatt-Brace neck protection system. We believe that our reputation for innovation has already created consumer interest in our new product lines for a variety of sports and we look forward to an increasingly prosperous 2013.

Mr. Macdonald concluded, “In June 2013, we met with institutional investors in the United States, and we believe we were well received. We plan to continue our strategy to enlarge the investor market in the United States.”

Conference Call:

On Thursday, August 15, 2013 at 10:00 am ET, a conference call will be held to review the Leatt second quarter 2013 results. Interested parties should dial into the call ten minutes before the scheduled time using the following numbers: 1-877-300-8521 (USA) or +1-412-317-6026 (international) to access the call.

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 105712.

For those unable to attend the live webcast, it will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation

Leatt Corporation develops, distributes and markets personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com | www.leatt.com

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives, including its transition to a diverse consumer sporting goods company; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

Allen & Caron, Inc.
Michael Mason (Investors)
michaelm@allencaron.com
(212) 691-8087

Len Hall (Media)
len@allencaron.com
(949) 474-4300

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30 2013	December 31 2012
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$631,420	$667,671
Short-term investments	311,495	311,263
Accounts receivable	2,798,478	3,532,811
Inventory	3,305,045	3,770,932
Payments in advance	120,579	168,710
Deferred tax asset	47,000	47,000
Prepaid expenses and other current assets	352,961	874,113
Total current assets	7,566,978	9,372,500

Property and equipment, net	874,270	1,127,707

Other Assets
Deposits	41,622	44,495
Intangible assets	95,615	111,358
Total other assets	137,237	155,853

Total Assets	$8,578,485	$10,656,060

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,062,801	$2,000,554
Income taxes payable	113,501	115,000
Short term loan, net of finance charges	307,908	837,721
Total current liabilities	2,484,210	2,953,275

Deferred tax liabilities	37,029	38,000

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,200,623 shares issued and outstanding	130,008	130,008
Additional paid - in capital	7,302,352	7,302,352
Accumulated other comprehensive income (loss)	(52,299)	164,235
Retained earnings (accumulated deficit)	(1,325,815)	65,190
Total stockholders' equity	6,057,246	7,664,785

Total Liabilities and Stockholders' Equity	$8,578,485	$10,656,060

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$3,616,598	$4,469,733	$6,864,645	$7,792,428

Cost of Revenues	1,830,720	1,941,179	3,483,754	3,398,360

Gross Profit	1,785,878	2,528,554	3,380,891	4,394,068

Product Royalty Income	142,224	39,258	179,686	73,433

Operating Expenses
Salaries and wages	552,501	555,524	1,131,641	1,066,540
Commissions and consulting expenses	159,996	111,392	283,169	248,070
Professional fees	451,516	311,751	816,111	553,752
Advertising and marketing	403,688	307,691	730,325	539,080
Office rent and expenses	59,411	62,001	132,814	140,333
Research and development costs	276,747	255,993	565,605	521,455
Bad debt expense (recovery)	-	(123,838)	-	(123,838)
General and administrative expenses	559,511	527,920	1,100,684	1,046,243
Depreciation	97,429	108,551	191,455	215,894
Total operating expenses	2,560,799	2,116,985	4,951,804	4,207,529

Income (Loss) from Operations	(632,697)	450,827	(1,391,227)	259,972

Other Income
Interest and other income, net	(2,647)	31,605	1,142	49,368
Total other income	(2,647)	31,605	1,142	49,368

Income (Loss) Before Income Taxes	(635,344)	482,432	(1,390,085)	309,340

Income Taxes	920	105,000	920	105,960

Net Income (Loss) Available to
Common Shareholders	$(636,264)	$377,432	$(1,391,005)	$203,380

Net Income (Loss) per Common Share
Basic	$(0.12)	$0.07	$(0.27)	$0.04
Diluted	$(0.12)	$0.07	$(0.27)	$0.04
Weighted Average Number of Common Shares Outstanding
Basic	5,200,623	5,200,623	5,200,623	5,200,623
Diluted	5,200,623	5,200,623	5,200,623	5,200,623

Comprehensive Income (Loss)
Net Income (Loss)	$(636,264)	$377,432	$(1,391,005)	$203,380
Other comprehensive income (loss), net of $-0- deferred income taxes
Foreign currency translation	(101,109)	(136,971)	(216,534)	(8,662)

Total Comprehensive Income (Loss)	$(737,373)	$240,461	$(1,607,539)	$194,718

LEATT CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

	2013	2012

Cash flows from operating activities
Net income (loss)	$(1,391,005)	$203,380
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	191,455	215,894
Deferred income taxes	(971)	(132)
Stock-based compensation	-	10,325
(Gain) loss on sale of property and equipment	366	(5,706)
(Increase) decrease in:
Accounts receivable	734,333	516,933
Inventory	465,887	377,013
Payments in advance	48,131	34,709
Prepaid expenses and other current assets	521,152	518,341
Deposits	2,873	(30)
Increase (decrease) in:
Accounts payable and accrued expenses	62,247	(904,196)
Income taxes payable	(1,499)	(44,991)
Customer deposits	-	(265)
Net cash provided by operating activities	632,969	921,275

Cash flows from investing activities
Capital expenditures	(51,316)	(94,201)
Proceeds from sale of property and equipment	2,844	5,706
Increase in short-term investments, net	(232)	(387)
Net cash used in investing activities	(48,704)	(88,882)

Cash flows from financing activities
Repayments of short-term loan, net	(529,813)	(528,866)
Net cash used in financing activities	(529,813)	(528,866)

Effect of exchange rates on cash and cash equivalents	(90,703)	11,189

Net (decrease) increase in cash and cash equivalents	(36,251)	314,716

Cash and cash equivalents - beginning of period	667,671	1,084,806

Cash and cash equivalents - end of period	$631,420	$1,399,522
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$7,994	$27
Cash paid for income taxes	$2,419	$960

Other noncash investing and financing activities
Common stock issued for services	$-	$10,325